EXHIBIT 10.11

D&H DISTRIBUTING
SUPPLEMENTAL VENDOR PURCHASE AGREEMENT

This agreement effective as of the   7   day of     March   , 2009, by and between D&H DISTRIBUTING CO. a Pennsylvania company with its principal place of business at 2525 N. 7th Street, Harrisburg, Pennsylvania, 17110 ("D&H"), and TeknoCreations, a company with its principal place of business at 8100 M4 Wyoming Suite 420, Albuquerque, NM, 87113, ("Vendor")

The following terms and conditions apply to D&H North America and, as appropriate, its respective customers, including but not limited to Resellers, Integrators, And Large Format Retailers, etc.

STANDARD TERMS: Net 45

LAUNCH TERMS: Net 60

LARGE FORMAT RETAIL TERMS: Where D&H sells vendors' product to Large Format Retailers, the total amount of the obligation owing from D&H to Vendor shall be limited to and not exceed the amount of on-hand inventory at any point in time held by D&H or the large format retailers. The terms of this Agreement and the obligations hereunder shall be binding on the parties upon the receipt and acceptance by D&H of the inventory.

DEFINITIONS: Large Format Retailer: Including but not limited to CompUSA, Wal-Mart, Sam's Club, Office Max, Office Depot, Staples, Circuit City, J&R Electronics Boutique, Gamestop, BJ's, Amazon, Retail College Bookstores, and others.

FREIGHT: Freight cost and risk of loss shall be the responsibility of the Vendor, F.O.B destination. Vendor will pay any costs incurred with mis-shipments, including but not limited to, routing guide violations. Vendor will reimburse D&H for all concealed shortages.

PRICE PROTECTION: If at any time Vendor should reduce the purchase price of any product, D&H, any Large Format Retailer, and any stocking reseller shall be entitled to full price protection for on-hand and in-transit inventory. Full price protection will be credited to D&H's account by Vendor by issuing a credit memo arrived at by using the difference between last and new purchase price. If the price protection results in a balance due and purchase owing by Vendor to D&H, and D&H does not buy its way out of the credit balance within 30 days, then Vendor will issue a check to D&H for the amount of the price protection due D&H.

PENALTY CHARGES: If Vendor is at fault, Vendor agrees to reimburse D&H for any and all penalties, charge hacks, and fees charged by Large Format Retailers including, but not limited to, product shipments. If disputes arise and cannot be settled, the Retailers numbers are final.

STOCK BALANCE/DISCONTINUED STOCK: D&H may return excess inventory for credit. Vendor shall provide D&H with 30 days advanced written notification of product discontinuation. Upon receipt of such notice, D&H reserves the right to return product to Vendor for credit at full purchase price. Vendor agrees to allow Large Format Retailers to stock rotate inventory through D&H. Vendor is liable for any freight and fees associated with said returns. Return authorizations must be provided to D&H within 5 days of request.

POST AUDIT PROVISION: If at any time a large format retailer were to discover a discrepancy including, but not limited to, price protections and shipments creating a legitimate claim on behalf of the retailer, Vendor agrees to credit D&H to cover the large format retailer's chargeback within 30 days of receiving supporting documentation.

LAUNCH FUNDS: Vendor will approve a 6 (Six) month MDF Marketing Launch Program which shall be agreed to, and finalized, prior to initial product purchase.

MARKETING FUNDS: 5% of net purchases or $3000 per calendar quarter, whichever is greater

All marketing funds offered by Vendor to Large Format Retailers shall be in writing, with a copy to D&H; these funds are above and beyond D&H's Marketing Fund accrual. These funds shall be credited to D&H to be passed through to the Large Format Retailer.

D.O.A.: Vendor shall warrant all products for a minimum period of one year (1 year) from date of sale to the end user. D&H and Large Format Retailers (thru D&H) may return defective product to Vendor for the length of the warranty for credit, not replacement or repair. As appropriate, D&H will request an RMA number for defective returns, which should be issued within 5 days from date of request. Vendor shall pay all freight charges incurred with defective returns, including those from Large Format Retailer to D&H.

VOLUME REBATE: 2% of Net Purchases, to he paid quarterly

INSURANCE COVERAGE AND INDEMNIFICATION:

Vendor, at its own expense, must: (a) defend, or at its option settle, any Claims against D&H, and any large format retailer resulting from (i) Vendor's breach of the Agreement, including but not limited to its representations and warranties, (ii) a Product recall, (iii) claims that the Product(s) caused personal injury, death or personal property damage, and (iv) claims that the Product(s) infringe a third party's patent, trade secret, copyright, trademark rights or other proprietary right where such rights are enforceable as of the Effective Date; and (b) pay any award, damages or costs (including reasonable attorneys' fees) finally awarded by a court of competent jurisdiction or agree on in a settlement of any such Claim. D&H agrees to use its best efforts to give Vendor prompt written notice of any claims, to tender the defense to Vendor and to grant Vendor the right to control settlement and resolution.

Vendor shall purchase and maintain a commercial general liability (occurrence) policy, which policy shall include coverage for premises and operations; products; contractual liability; broad form property damage, and personal injury liability. The policy shall have a combined single limit for bodily injury and property damage of $1,000,000 each occurrence; $1,000,000 for personal injury liability; $2,000,000 aggregate for products; and $5,000,000 general aggregate. D&H Distributing Co. shall be named as an additional insured tinder this policy and Vendor shall provide D&H a Certificate as evidence of such.

The respective rights and obligations of the parties under this paragraph shall survive any termination of this Vendor Agreement.

CONFIDENTIALITY: During the course of this agreement each party may disclose to the other certain Confidential Information. Such information shall be identified as confidential or by similar designation at the time of disclosure and shall include but not be limited to lists of actual or prospective customers, financial and business information. Each party agrees that during and after the term of this agreement that it shall not divulge, use, sell, exchange, giveaway or transfer in any way Confidential Information.

GOVERNING LAW: Pennsylvania law without regard to its conflict of law provisions shall govern the interpretation and enforcement of this Agreement, and all matters arising out of or relating to it. Dauphin County, PA shall be the appropriate venue and jurisdiction of all controversies. Vendor submits to jurisdiction in Pennsylvania.

EFFECTIVE DATE OF CONTRACT: This agreement shall commence upon both parties' execution and remain in effect until terminated, with or without cause, by either party with 60 days' written notice. Any insolvency, adjudication of bankruptcy, filing of voluntary or involuntary petition in bankruptcy, or any assignment for the benefit of creditors, by or against Vendor, shall be a breach of this Agreement and D&H shall be entitled, upon notice of such action, to immediately terminate this Agreement.

TERMINATION BUYBACK: In the event of termination, Vendor agrees to repurchase D&H's entire inventory, as well as any Large Format Retailer's inventory, of both original factory sealed products and defective products at full purchase price. Upon the repurchase, Vendor will pay any fees, including but not limited to, freight costs incurred with the return shipments. Repurchase of inventory shall be affected within 30 days of D&H's request and D&H may offset any indebtedness of D&H to Vendor with this repurchase. Upon credit being issued to and received into the D&H account, Vendor shall promptly process a check within 30 days to D&H for the remaining balance. In the event of termination by either party, Vendor will not withhold defective return authorizations.

RETURNS AFTER TERMINATION: D&H may return any product to Vendor for credit against outstanding invoices or for cash refund if no invoices are outstanding, for a period of 180 days following the expiration or earlier termination of this agreement. Any credit for refund due D&H for returned product shall be equal to the full purchase price of the product. Vendor will pay for any costs associated with return shipments including, but not limited to, freight costs.

DISPUTE RESOLUTION: The parties will initially attempt to resolve any claim or controversy arising out of this Agreement through negotiation or non-binding mediation. Any dispute that cannot be amicably resolved within 90 days of the date of the initial notice of dispute may be submitted to the state courts of Pennsylvania for resolution. The parties consent to the jurisdiction of the Pennsylvania courts. This provision shall not preclude either party from resorting to judicial proceedings if good faith efforts to resolve the dispute under mediation are unsuccessful.

This Agreement constitutes the entire Agreement between the parties regarding its subject matter. This Agreement supersedes any and all previous proposals, representations or statements, oral or written. Any previous agreements between the parties pertaining to the subject matter of this Agreement are expressly terminated. Any modifications to this Agreement must be in writing and signed by authorized representatives of both parties. Notwithstanding any other provision in this agreement to the contrary, D&H shall not be deemed in default under this agreement if it withholds any payment to Vendor because of a legitimate dispute between the parties.

Each party represents that they are duly authorized to enter into this Agreement on be, if of their respective Corporations

/s/ Mark Kasok	/s/ Michael Schwab
(Signature)	(Signature)

Mark Kasok, VP Sales and Marketing	Michael Schwab, VP of Purchasing
(Please Print)

DATE: 3/7/08	DATE: 3/26/08